Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	September 30, 2024	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Two Acquisitions of

Mineral, Royalty and Overriding Royalty Interests

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today it has completed two previously announced acquisitions of mineral, royalty and overriding royalty interests.

The transactions were both structured as non-taxable contribution and exchanges.

In one transaction, the contributing entities conveyed their interests to the Partnership in exchange for 6,721,144 common units representing limited partnership interests in Dorchester Minerals, L.P.

In a separate transaction, the contributing entity conveyed its interests to the Partnership in exchange for 530,000 common units representing limited partnership interests in Dorchester Minerals, L.P.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 28 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.